Exhibit 10.1

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 31, 2013, by and between EMPLOYERS HOLDINGS, INC., a Nevada corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement between Borrower and Bank dated as of December 28, 2010 (as amended, amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.     Section 4.1 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.”

2.     Section 4.10 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.10. FINANCIAL CONDITION. Borrower shall maintain its financial condition such that at all times the sum of (a) unencumbered cash and unencumbered cash equivalents plus (b) unencumbered marketable securities acceptable to Bank, is not less than an amount equal to five percent (5%) of the aggregate commitment amount of the Line of Credit in effect from time to time (including, without limitation, the aggregate amount of any advances outstanding under the Line of Credit, the face amount of any outstanding Letters of Credit and the unused amount of the Line of Credit).”

3.     Section 5.6 is hereby deleted in its entirety, without substitution.

4.     Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

5.     Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
EMPLOYERS HOLDINGS, INC.		NATIONAL ASSOCIATION

By:	/s/ Douglas D. Dirks	By:	/s/ Mehdi Emrani
	Douglas D. Dirks	Name:	Mehdi Emrani
	President,	Title:	Vice President
Chief Executive Officer